Exhibit 10.10

SIXTH AMENDMENT TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement (this “Amendment”) is executed as of January 15, 2026 (the “Amendment Effective Date”), AR INDUSTRIAL NO. 1, LTD., a Texas limited partnership (“Landlord”), and ORTHOFIX US LLC, a Delaware limited liability company (“Tenant”) (as successor-in-interest to Orthofix, Inc., a Delaware corporation1), for the purpose of amending the Lease (as defined below) between Landlord and Tenant. That certain Lease Agreement between Landlord and Tenant dated February 10, 2009 (the “Original Lease”), as amended by that First Amendment to Lease Agreement dated April 13, 2009, by that Second Amendment to Lease Agreement dated May 12, 2010, by that Third Amendment to Lease Agreement dated December 21, 2017 (the “Third Amendment”), by that Fourth Amendment to Lease Agreement dated March 13, 2018, and by that Fifth Amendment to Lease Agreement dated January 3, 2019 (the “Fifth Amendment”), is referred to herein as the “Lease”. Capitalized terms used herein but not defined herein shall be given the meanings assigned to them in the Original Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing approximately 144,624 square feet in the Building located at 3451 Plano Parkway, Lewisville, Texas 75056. The Term is currently scheduled to expire on August 31, 2030. Landlord and Tenant desire to amend the terms of the Lease on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Section 1. Extension of Term. The Term is hereby extended such that it expires at 11:59 p.m., Dallas, Texas time, on October 31, 2040, rather than August 31, 2030, on the terms and conditions of the Lease, as modified hereby. Tenant shall continue to have the right to renew the Term, on the terms and conditions of Exhibit G to the Original Lease (as amended by the Fifth Amendment), notwithstanding anything in Section 1 of the Fifth Amendment to the contrary. For clarity, Tenant shall continue to have the right to renew the Lease for (a) one period of five years with three further periods of five years each, (b) one period of ten years with two further periods of five years each, or (c) one period of fifteen years with one further period of five years, as provided in such Exhibit G (as amended by the Fifth Amendment).

Section 2. Basic Rent. Beginning September 1, 2030, the monthly Basic Rent shall be the following amounts for the following periods of time:

1 For context, (a) the Original Lease was executed by Orthofix Inc., a Minnesota corporation; (b) Orthofix Inc., a Minnesota corporation, was converted to Orthofix Inc., a Delaware corporation, pursuant to that Certificate of Conversion filed with the Delaware Secretary of State on December 21, 2018 (effective as of January 1, 2019); and (c) Orthofix Inc., a Delaware corporation, was converted to Orthofix US LLC, a Delaware limited liability company, pursuant to that Certificate of Conversion filed with the Delaware Secretary of State on December 31, 2020 (effective as of December 31, 2020 at 11:59pm). This footnote is to remain in this Amendment.

Exhibit 10.10

Time Period	Annual Basic Rent Rate Per Rentable Square Foot	Monthly Basic Rent
September 1, 2030 – October 31, 2031	$13.25	$159,689.00*
November 1, 2031 – October 31, 2032	$13.58	$163,666.16
November 1, 2032 – October 31, 2033	$13.92	$167,763.84
November 1, 2033 – October 31, 2034	$14.27	$171,982.04
November 1, 2034 – October 31, 2035	$14.63	$176,320.76
November 1, 2035 – October 31, 2036	$15.00	$180,780.00
November 1, 2036 – October 31, 2037	$15.38	$185,359.76
November 1, 2037 – October 31, 2038	$15.76	$189,939.52
November 1, 2038 – October 31, 2039	$16.15	$194,639.80
November 1, 2039 – October 31, 2040	$16.55	$199,460.60

*Basic Rent only shall be conditionally abated beginning on (and including) September 1, 2030, and ending on October 31, 2030 (the “2030 Abatement Period”). On November 1, 2030, Tenant shall resume Basic Rent payments as otherwise provided in the Lease (as modified herein). Notwithstanding such abatement of Basic Rent, (a) all other sums due under the Lease, including Additional Rent, shall be payable as provided in the Lease, and (b) any increases in Basic Rent set forth in this Amendment shall occur on the dates scheduled therefor. The abatement of Basic Rent provided for in this Section is conditioned upon no Qualifying Event of Default (defined below) occurring after the Amendment Effective Date. If a Qualifying Event of Default occurs: (i) prior to the first day of the 2030 Abatement Period, then the 2030 Abatement Period shall immediately become void and Tenant shall pay Basic Rent as provided in the table above, (ii) during the 2030 Abatement Period, then the 2030 Abatement Period shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Basic Rent herein abated, or (iii) after the 2030 Abatement Period but prior to October 31, 2040, then Tenant shall repay to Landlord the unamortized portion of the 2030 Abatement Period (amortized straight-line beginning on November 1, 2030 and ending on October 31, 2040, with such amortization to cease upon the occurrence of a Qualifying Event of Default). As used herein, the term “Qualifying Event of Default” means an Event of Default arising from Tenant’s failure to timely pay recurring Basic Rent, which Event of Default continues for 30 days or more.

Exhibit 10.10

Exhibit 10.10

Section 3. Tenant’s Cancellation Right.

(a)
Section 8 of the Third Amendment is hereby deleted in its entirety.
(b)
Provided that no Event of Default exists when Tenant delivers the Cancellation Notice (defined below) or on the Cancellation Date (defined below), Tenant may terminate the Lease effective as of October 31, 2037 (the “Cancellation Date”), by delivering to Landlord (1) not later than January 31, 2037, written notice of such termination (the “Cancellation Notice”), and (2) within ten (10) business days after Tenant’s receipt of the Calculation Statement (defined below) (the “Cancellation Fee Payment Date”), the Cancellation Fee (defined below). The “Cancellation Fee” shall equal the amount that would be outstanding on a hypothetical loan on the Cancellation Date assuming (A) an original principal balance equal to the Leasing Costs (defined below), (B) an interest rate of 9% per annum, (C) the loan is payable in equal monthly installments of principal and interest, beginning on November 1, 2030, and ending on October 1, 2040 (assuming the Lease had not been terminated), and (D) all payments were made before the cancellation date. Landlord agrees to deliver to Tenant Landlord’s calculation of the Calculation Fee in accordance with the foregoing criteria (the “Calculation Statement”) within ten (10) business days following Landlord’s receipt of the Cancellation Notice. As a condition to the effectiveness of Tenant’s termination of the Lease under this subsection (b), Tenant shall pay to Landlord prior to the Cancellation Date any past-due amounts then outstanding under the Lease for which Tenant has received an invoice or account ledger from Landlord. If Tenant fails to deliver the Cancellation Notice to Landlord by January 31, 2027 or to pay the Cancellation Fee to Landlord by the Cancellation Fee Payment Date or is otherwise unable to exercise this cancellation option, then Tenant’s right to cancel this Lease under this Section shall expire; time is of the essence with respect thereto. As used in this subsection (b), the term “Leasing Costs” shall refer to (i) leasing commissions paid by Landlord in connection with the extension of the Term as effectuated by this Amendment, and (ii) Landlord’s Construction Costs (defined in Exhibit A attached hereto).

Section 4. Condition of Premises. Tenant hereby accepts the Premises in its “AS-IS” condition and Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement, except as expressly set forth in Section 5 below.

Section 5. Landlord Finish-Work. Landlord shall construct tenant improvements in the Premises in accordance with Exhibit A attached hereto. Landlord shall diligently pursue completion of the Work immediately following the Amendment Effective Date, with the goal of completion thereof within approximately 90 days.

Section 6. Tenant Work. To support Tenant’s future long-term business needs, Landlord will not unreasonably withhold, condition or delay its approval of a proposed conversion by Tenant of up to twelve thousand (12,000) square feet of office space in the Premises to warehouse space, which work shall otherwise be subject to the terms and conditions of Section 8(a) of the Lease. In the event Tenant desires to perform improvements in the Premises following the Amendment Effective Date (whether in connection with the conversion of office space in the Premises to warehouse space or otherwise), such work and Landlord’s approval thereof shall be subject to the terms and conditions of Section 8(a) of the Lease; provided, that in no event will Tenant be obligated to pay to Landlord or its designee a construction management fee, construction

Exhibit 10.10

Exhibit 10.10

supervision fee or similar fee in excess of two percent (2%) of Tenant’s actual out-of-pocket construction costs incurred for such work.

Section 7. HVAC Warranty. Beginning on the Amendment Effective Date, provided Tenant complies with the provisions regarding HVAC service and maintenance as set forth in the Lease, for any HVAC units serving the Premises that are at least 15 years old as of the Amendment Effective Date, Tenant shall bear the cost for any required repairs or replacement of such units, up to $1,000.00 in the aggregate per unit per calendar year, with Landlord being solely responsible for the reasonable out-of-pocket cost of any repairs or replacement in excess of such amount; provided, that if Tenant reasonably incurs more than $1,000.00 in the aggregate in any calendar year for repairs or replacements of any such unit, Landlord shall reimburse Tenant for such costs and expenses in excess of $1,000.00 within ten (10) days after Landlord’s receipt of Tenant’s written request therefor, which request shall include copies of paid invoices or similar evidence of such costs and expenses. The foregoing warranty shall not apply to repairs or replacement of such HVAC units necessary as a result of: (a) Tenant’s failure to regularly service any such HVAC units or maintain the preventative maintenance contracts for such HVAC units as required by the Lease, or (b) Tenant’s negligence or misuse of any such HVAC unit, which repairs shall be performed by Tenant, at Tenant’s expense. This warranty shall expire on October 31, 2040; provided, that following such expiration Landlord shall remain obligated to reimburse Tenant for eligible HVAC repair and replacement expenditures incurred by Tenant and invoiced to Landlord before such date.

Section 8. Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CBRE, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

Section 9. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses to the enforceability thereof. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) to Tenant’s actual knowledge, Tenant has no claims, counterclaims, or set-offs against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

Section 10. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises is located.

Section 11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Landlord and Tenant may exchange executed counterparts of this Amendment in portable document format

Exhibit 10.10

(PDF) or similar electronic format (including, without limitation, execution and delivery of this Amendment by DocuSign or similar methods) delivered by electronic mail or similar means. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

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Executed as of the date first written above.

LANDLORD: AR INDUSTRIAL NO. 1, LTD., a Texas limited

Partnership

By: 29BCO, Inc., a Texas corporation, its general partner

By: /s/ George Billingsley
Name: George Billingsley
Title: Authorized representative

TENANT: ORTHOFIX US LLC, a Delaware limited liability
company

By: /s/ Julie

Exhibit 10.10

Andrews
Name: Julie Andrews
Title: CFO